EXHIBIT 10.22

EMPLOYMENT AGREEMENT

        THIS AGREEMENT, dated as of December 17, 2001, is made and entered into by and between LE Informatics, Inc., a Delaware corporation, XML-Global Technologies, Inc., a Colorado corporation (collectively the "Company"), and Tim Ruggles ("Employee"). For the definition of certain terms used in this Agreement, see Section 4 below.

       The Company and Employee agree as follows:

Section 1. Employment.

       1.1.        Engagement. The Company will employ Employee, and Employee will accept employment, as an Employee of Company for the Term, subject to and in accordance with the provisions of this Agreement.

       1.2.        Duties. During the Term, Employee will serve Company in the capacity of President of LE Informatics, Inc. or such other capacity as may be designated by the Board, or CEO. Employee's duties as an Employee of Company include all of the duties normally associated with such capacity. Employee's duties will also include such other activities, responsibilities and duties as may reasonably be assigned from time to time by the CEO or the Board. If Employee is elected or appointed by the Board as an officer or other position with Company, Employee will perform the duties of such position as described in the Company's bylaws or as determined from time to time by the Board.

       1.3.        Attention and Effort. For such periods of time as the Company has specific projects assigned to Employee, Employee will devote substantially all of Employee's best efforts, entire productive time, ability and attention to the business of Company. It is recognized that Employee has a small ongoing role in Expression Array Technology, Inc. but that this will not have a material effect on time and effort devoted to LE Informatics, Inc. For such periods of time as there are no specific projects assigned to Employee, Employee shall only be required to devote such time, effort and attention to the affairs of the Company as may from time to time be requested by the President or Board, subject to the agreement of Employee. Further, during the Term, Employee will not, without Company's prior written consent, directly or indirectly engage in any employment, consulting or other activity which would interfere or conflict with the performance of Employee's duties or obligations to Company or which would directly or indirectly compete with Company.

Section 2. Compensation.

       2.1.        Base Salary. During the Term, Company will pay Employee a base salary equal to $220,000 per year, payable bi-weekly.

       2.2.        Incentive Compensation. In addition to base salary described in paragraph 2.1, Employee may be entitled to receive such bonuses and other compensation as may be determined by the Board or the CEO (e.g., pursuant to such bonus, stock and other incentive compensation plans as may be adopted and maintained by Company during the Term). Employee will be granted 100,000 options to purchase shares of capital stock of the XML-Global Technologies, Inc. at an exercise price of $0.39 per share. The options will vest over three years as follows:

12 months - 34,000
15 months - 8,000
18 months - 8,000
21 months - 9,000
24 months - 8,000
27 months - 8,000
30 months - 9,000
33 months - 8,000
36 months - 9,000

       2.3.        Stock Incentive Plan. The Company has adopted a Stock Incentive Plan pursuant to which the Company shall be authorized to issue incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended ("Stock Plan"). Employee shall be entitled and eligible to participate in the Stock Plan as a key employee of the Company on the same basis as other key employees of the Company, as determined and modified from time to time by the Board of Directors. The Company agrees to use reasonable efforts to cause the Stock Plan, together with all shares of the Company's common stock issuable upon exercise of options granted under the Stock Plan, to be registered under the Securities Act of 1933, as amended ("Securities Act").

       2.4.        Benefits. During the Term, Employee will be entitled to participate in such fringe benefit programs (e.g., retirement, medical, dental, disability, life insurance and vacation programs) as may be provided from time to time by the Board or any person or committee appointed by the Board to determine fringe benefit programs, all subject to and in accordance with the eligibility and other requirements of such programs. The employee will be entitled to four weeks paid vacation per year.

       2.5.        Expenses. During the Term, Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performance of service for Company under this Agreement (e.g., transportation, lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as Company may from time to time establish for its Employees generally.

       2.6.       Withholding and Offset. Payment of the base salary and any other amounts to Employee will be subject to such withholding and offset as may be provided by applicable law (e.g., for income tax purposes) or consented to by Employee.

       2.7.       Indemnification. Subject to applicable law, the Company shall indemnify and hold Employee harmless from any and all loss, judgments or claims Employer may suffer in the proper discharge of Employee's duties hereunder, including, but not limited to attorney's fees and court costs.

Section 3. Term and Termination.

       3.1.       Commencement. The Term will commence December 24, 2001.

       3.2.       Termination. The Term will terminate upon the first of the following to occur:

               (a)        Company's termination of Employee's Employment for Cause pursuant to paragraph 3.3;

              (b) Company's termination of Employee's employment without Cause pursuant to paragraph 3.4;

              (c) Employee resigns from employment as an Employee of Company pursuant to paragraph 3.5;

              (d) Employee terminates his employment for Cause pursuant to paragraph 3.6;

              (e) the death of Employee;

              (f) the disability of Employee resulting from injury, illness or disease, whether of a -mental or physical nature, which substantially impairs or prevents the ability of Employee to satisfactorily perform Employee's duties and obligations under this Agreement for a period of 90 days;

              (g) the Change in Control of the Company;

              (h) an Unwinding of the Purchase Transaction, as defined herein;

              (i) December 31February 28, 20022 if a Merger Agreement has not been executed between LE Informatics, Inc. and BioImaging Solutions, Inc.

              If the Employee is terminated pursuant to subparagraphs 3.2(a), (c), (e), (f) (h) or (i), the Employee shall be entitled to no additional compensation under Section 2 herein. However, if an Employee is terminated pursuant to subparagraphs 3.2(b), (d) or (g), Employee shall be entitled to receive the Termination Payments provided for in Section 3.9 below.

       3.3.       Termination for Cause. Company may at any time terminate Employee's employment for Cause without prior notice.

       3.4.       Termination Without Cause. Company may at any time terminate Employee's employment with or without Cause by giving Employee notice of the same at least five days prior to the effective date of such termination.

       3.5.       Resignation. Employee may at any time resign from employment with Company by giving Company notice of thirty days prior to the effective date of such termination.

       3.6.       Termination For Cause By Employee. Employee may at any time terminate Employee's employment for Cause without prior notice.

       3.7.       Termination Due to Change in Control. Employee may terminate Employee's employment due to a Change in Control without prior notice.

       3.8.       Disability. If in the event of a disability described in paragraph 3.2(e) Company decides not to terminate Employee's employment and Employee is entitled to receive payments (i.e., in lieu of wages or other compensation for employment) on account of such disability under any fringe benefit program provided by Company, then the base salary described in paragraph 2.1 will be reduced to the extent of such entitlement.

       3.9.       Termination Payments. In the event the Employee's employment is terminated pursuant to paragraph 3.4 or 3.6, the Company shall be obligated to pay to Employee Termination Payments equal to, in the aggregate, the product of (i) the Employee's average annualized total compensation under this Agreement, including base salary, incentive compensation, commissions, bonuses, fringe benefits and other forms of compensation, provided the Employee has been employed for a minimum of twelve months, multiplied by 50%. If the Employee is terminated pursuant to paragraph 3.4 or 3.6 prior to twelve months of employment, then the Termination Payment shall be reduced by the proportion represented by the months remaining out of twelve at the date of termination. Such Termination Payments shall be due and payable in full within thirty days following the date of such Termination.

       3.10.       Return of Company Property. Upon termination of the Term, Employee will deliver to Company any and all property of Company that is in Employee's possession or control (including, but not limited to, any and all Materials).

       3.11.       Survival. Sections 4 and 5, together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, will survive any termination of the Term.

Section 4. Definitions.

       Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

       4.1.       "Board" means Company's Board of Directors.

       4.2.       "Cause" for purposes of paragraph 3.3, shall include the occurrence of any of the following:

              a.       The Employee commits a material breach of the terms of this Agreement, which shall remain uncured for a period of thirty (30) days after written notice by the Company of such breach.

              b.       The Employee is shown to have engaged in any act of dishonesty detrimental to the Company, or fraud upon the Corporation, any of its affiliated companies, or any of its customers or clients;

              c.       The Employee fails to devote his full time, attention and efforts to the business and affairs of the Corporation or its affiliated companies which condition remains uncured for a period of thirty (30) days after written notice by the Company; or

              d.       The Employee has been grossly negligent in the performance of his employment duties or responsibilities which condition remains uncured for a period of thirty (30) days after written notice by the Company.

       4.3.       "Cause," for purposes of paragraph 3.6, shall include the occurrence of any of the following:

              a.       The breach or violation by the Company of the any of the material terms of this Agreement, which shall remain uncured for a period of thirty (30) days of written notice by Employee of such breach;

              b.       Any significant change in position, duties and responsibilities of Employee to which the Employee does not consent;

              c.       Any move of the Company that increase commuting time beyond that of a midtown-Manhattan-Seattle/Tacoma commute or move of its principal officers resulting in or any other requirement that the Employee, without his consent, change his principal residence.

              d.       The Company has shown to have engaged in any active material dishonesty or fraud upon the Employee.

              e.       There shall occur a Change of Control of the Company.

       4.4.       "Change of Control" means any transaction of the Company involving (i) the merger or consolidation of the Company into or with another entity where the Company's shareholders receive less than 50% of the outstanding voting securities of the new or continuing entity, (ii) the sale of all or substantially all of the Company's assets, (iii) any person not already a stockholder of the Company becoming a beneficial owner, directly or indirectly, of the securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, (iv) a change in the majority of the Board of Directors of the Company, or (v) the Company terminating its business or liquidating its assets.

       4.5.       "CEO" means Company's Chief Executive Officer.

       4.6.       "Company's Field of Business" means any of the fields of the Company's business. On the date of the Agreement, Company's Field of Business includes, but is not necessarily limited to, the following: software development in regard to the transition of business to an Internet-based model.

       4.7.       "Intellectual Property Right" means any patent, copyright, trade secret, trade name, trademark or other intellectual property right.

       4.8.       "Materials" means hardware, software, programs, manuals, drawings, designs, articles, writings, data, notes, memorandum, manuscripts, notebooks, proposals, work plans, interim and final reports, project files, client contract records and other tangible manifestations of any Confidential Information or Work Products.

       4.9.       "President" means Company's President.

       4.10.       "Term" means the term of Employee's employment as an Employee of Company pursuant to this Agreement.

       4.11.       "Unwinding of the Purchase Transaction" means a reversal of the purchase of BioImaging Solutions, Inc. by LE Informatics, Inc. for non-performance. The terms governing the Unwinding of the Purchase Transaction will be defined in the definitive merger agreement to be made between LE Informatics Inc. and BioImaging Solutions, Inc.

Section 5. Miscellaneous.

       5.1.       Compliance with Laws. In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

       5.2.       Nonwaiver. The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.

       5.3.       Entire Agreement. This Agreement, in conjunction with the Confidentiality Agreement (attached) constitutes the Entire Agreement, and supersedes any and all prior Agreements, between Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement or the Confidentiality Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

       5.4.       Applicable Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of New YorkWashington, without reference to its choice of law rules.

       5.5.       Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable to the extent permitted by law.

Company:	XML-Global Technologies, Inc., a Colorado corporation
By: /s/ Peter Shandro Its: President and CEO

LE Informatics, Inc, a Delaware corporation

By:____________________________________ Its:____________________________________

Employee:	/s/ Tim Ruggles Tim Ruggles